PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER RESULTS

QUAKERTOWN, PA (14 October 2005) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the third quarter of 2005 of $1,431,000, or $.45 per share on a diluted basis. This compares to net income of $1,453,000, or $.46 per share on a diluted basis, for the same period in 2004.

Contributing to the slight decline in net income when comparing the two quarters was a $76,000, or 1.9 percent, decrease in net interest income. Net interest income and the net interest margin continue to be negatively impacted by the shape of the yield curve as well as the extremely competitive environment for both deposits and loans. The yield curve continues to flatten as short-term treasury rates increase in response to the Federal Reserve Bank (FRB) raising the Federal Funds target rate, while mid-term and longer term interest rates have increased to a smaller degree. The FRB has increased the Federal Funds target rate from 1.75 percent to 3.75 percent over the past twelve months. The increase in short-term interest rates and the competition for deposits has resulted in funding costs, particularly money market and time deposit interest rates, increasing to a greater degree than rates earned on assets. As a result, the net interest margin, on a fully taxable equivalent basis, declined 12 basis points to 3.18 percent for the third quarter of 2005, compared to 3.30 percent for the same period in 2004.

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Total non-interest income for the three months ended September 30, 2005 and 2004 was $938,000 and $989,000, respectively. Included in non-interest income for the third quarter of 2005 was a $4,000 loss on the sale of a security. This loss on the sale of securities compares to gains on the sale of securities of $66,000 recorded during the same period in 2004.

Total non-interest expense decreased $104,000, or 3.2 percent, to $3,140,000, for the three month period ended September 30, 2005 compared to the same period in 2004. Lower personnel costs related to incentive compensation was the primary factor for the decrease in non-interest expense.

Total loans increased $26,292,000, or 10.1 percent, to $287,488,000, at September 30, 2005 when compared to September 30, 2004, and $19,440,000, or 7.3 percent, when compared to December 31, 2004. This growth was achieved while maintaining excellent asset quality. Non-performing assets as a percentage of total assets was 0 percent, .08 percent and .26 percent at September 30, 2005, December 31, 2004 and September 30, 2004, respectively.

When comparing September 30, 2005 to September 30, 2004, total deposits declined by 5.0 percent, to $459,864,000. Most of the decline was a result of the decision not to aggressively seek to retain some deposits of municipalities by paying high short-term rates. With the shape of the yield curve flattening, these funds would not have added significant incremental net interest income and would have further eroded the net interest margin. When comparing September 30, 2005 to December 31, 2004, total deposits declined about 1.4 percent.

Net income for the first nine months of 2005 was $3,833,000, or $1.21 per share diluted, a decrease from the $4,694,000, or $1.48 per share diluted, for the comparable period in 2004. The results for the 2005 nine-month period were significantly impacted by a $1,253,000 other-than-temporary impairment loss, recorded in the second quarter, related to certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues recorded in accordance with U.S. generally accepted accounting principles (GAAP). On an after-tax basis, the non-cash, non-operating impairment charge was approximately $1,017,000. Excluding the securities write-down, net income for the nine-month period would have been $4,850,000, or $1.53 per share on a diluted basis.

“Excluding the impairment charge, our nine month results for 2005 are generally consistent with the results for the corresponding 2004 period,” said Thomas J. Bisko, President and Chief Executive Officer. “We are pleased with our loan growth as well as the maintenance of our high asset quality. However, the constriction of the net interest margin, partially a result of the shape of the yield curve, as well as the competition for loans and deposits continues to be a challenge.”

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides investment management and retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
INCOME:
Total interest income	$7,143	$6,519	$20,858	$18,827
Total interest expense	3,125	2,425	8,644	6,854
Net interest income	4,018	4,094	12,214	11,973
Provision for loan losses	-	-	-	-
Total non-interest income	938	989	2,435	3,531
Total non-interest expense	3,140	3,244	9,692	9,502
Income before income taxes	1,816	1,839	4,957	6,002
Provision for income taxes	385	386	1,124	1,308
Net income	$1,431	$1,453	$3,833	$4,694

NET INCOME PER SHARE:
Basic	$0.46	$0.47	$1.24	$1.52
Diluted	0.45	0.46	1.21	1.48
Dividends	0.195	0.185	0.585	0.555

SELECTED PERIOD END BALANCES:
Total assets	$582,112	$596,681
Federal funds sold	1,494	11,779
Investments	250,385	280,643
Loans held-for sale	300	113
Total loans	287,488	261,196
Allowance for loan losses	2,568	2,591
Deposits	459,864	484,074
Borrowed funds	73,357	64,460
Shareholders' equity	46,631	45,470

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SELECTED RATIOS:
Return on average assets	.97%	1.01%	.88%	1.13%
Return on average shareholders' equity	12.19%	13.30%	11.07%	14.75%
Net interest margin-tax equivalent	3.18%	3.30%	3.25%	3.37%
Efficiency ratio-tax equivalent	59.05%	59.58%	61.53%	57.30%
Average shareholders' equity to total average assets	7.98%	7.58%	7.94%	7.69%
Nonperforming assets to total assets	.00%	.26%
Allowance as a % of loans	.89%	.99%

The following table presents the adjustment to convert net income to net income excluding the impairment write-down for the nine months ended September 30, 2005.

Net income	$3,833
Impairment charge	1,253
Tax effect	(236)
Net Income excluding impairment	$4,850

Basic	$1.56
Diluted	$1.53
Return on average assets	1.11%
Return on average shareholders’ equity	14.00%
Efficiency ratio-tax equivalent	57.00%

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Contact:	Thomas J. Bisko
215-538-5612
tbisko@qnb.com